Exhibit 23.3
[Letterhead of Morten Beyer & Agnew, Inc.]
November 15, 2010
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354-1989
Re:	Delta Air Lines, Inc. (the “Company”)
Two Boeing 737-732, Six Boeing 737-832, Six Boeing 757-251, One Boeing 757-232, Three Boeing 757-351, Three Boeing 767-332ER, One Boeing 777-232LR, One Airbus A320-211, One Airbus A330-232, One Airbus A330-332 and Three McDonnell Douglas MD-90-30 Aircraft Appraisals
Ladies and Gentlemen:
     We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary — Summary of Terms of Class A Certificates,” (b) “Prospectus Supplement Summary — Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary — Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary — The Offering”, (e) “Risk Factors — Risk Factors Relating to the Class A Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals — The Appraisals” and (g) “Description of the Equipment Notes — Loan to Value Ratios of Series A Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals — The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about November 15, 2010, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated November 16, 2010, included in Registration Statement No. 333-167811 and relating to the offering of Delta Air Lines, Inc. Pass Through Certificates, Series 2010-2A.

Sincerely, MORTEN BEYER & AGNEW, INC.
By:	/s/ Robert F. Agnew
	Name:	Robert F. Agnew
	Title:	President & CEO